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                          THE RESERVE TAX-EXEMPT TRUST
                     AMENDED AND RESTATED DISTRIBUTION PLAN


         The Distribution Plan (the "Plan") of Reserve Tax-Exempt Trust on behalf of itself and each of its Portfolios (the "Trust"), organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts, Reserve Management Co., Inc. and/or affiliates ("RMCI"), a New York limited partnership and Resrv Partners, Inc. ("RPI"), a New York corporation, all voting stock of which is owned by RMCI, which acts as the principal underwriter for the Trust.

         WHEREAS, this plan shall be applicable to Class R of the Interstate Tax-Exempt Fund and all other series of the Trust.

         WHEREAS, It is expected that a substantial percentage of the Trust's assets will be derived through the efforts of brokers and other persons receiving assistance payments (as defined herein) under this Plan. The likelihood is that such assets would neither be invested nor remain invested in the Trust should such assistance not occur. RMC may from time to time and from their own funds (including fees collected under the CPA program (as defined herein) and management fees paid by the Trust) or from such other resources as may be permitted by the rules of the Securities and Exchange Commission ("RMC Resources"), make payments to brokers or other persons ("payees") for their distribution assistance or other services to the Trust ("assistance payments").

         NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants herein contained the Trust, RMC on behalf of itself and its affiliates, and RPI agree that the following Plan is hereby adopted under Rule 12b-1 under the Investment Company Act of 1940 (the "Act"):

         1. RPI shall act as the principal underwriter of the Trust pursuant to a distribution agreement.

         2. RMC shall make payments for distribution assistance or other services ("assistance") from its resources as may be permitted by rules of the Securities and Exchange Commission at a rate not to exceed an annual rate of 0.20% of the average net asset value of the Trust as to which brokers (if qualified in RESRV's sole discretion) or other persons (if qualified in RMC's sole discretion) have rendered assistance, provided the Trust will also pay an equal amount from its assets to such brokers or other persons in return for assistance to the Trust by such brokers or other persons. RMC will make such payments (i) in the case of brokers, through the Trust and RESRV, pursuant to the same distribution and selected dealer agreements and (ii) in the case of such other persons, through the Trust, pursuant to the terms of written agreements or agreements complying with Rule 12b-1 ("Rule 12b-1 Agreement").

         3. Such brokers or other persons may be invited to become non-voting shareholders and/or their representatives may be invited to become directors of RPI in RPI's sole discretion. Nothing stating herein to the contrary, any distribution payments made pursuant to this Plan shall cover any class of shares of the Trust subject to the rules and regulations of the Act.

         4. Quarterly in each year that this Plan remains in effect, the Trust's Controller or Treasurer shall prepare and furnish to the Board of Trustees of the Trust a written report, complying with the requirements of Rule 12b-1, of the amounts expended under the Plan and purposes for which such expenditures were made.

         5. This Plan shall become effective upon approval by majority votes of (a) the Trust's Board of Trustees and the Qualified Trustees (as defined in Section 6), cast in person at a meeting called for the purpose of voting thereon and (b) the outstanding voting securities of the Trust, as defined in Section 2(a)(42) of the Act.

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         6.     This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and any related agreement are approved at least annually by a majority vote of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such Plan and agreement. This Plan may not be amended in order to increase materially the amount of assistance payments without shareholder approval in accordance with Section 4 hereof. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

         7. This Plan may be terminated at any time by a majority vote of the trustees who are not interested persons (as defined in section 2(a)(19) of the Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees") or by vote of a majority of the outstanding voting securities of the Trust, as defined in section 2(a)(42) of the Act.

         8. In accordance with the Investment Company Act of 1940, while this Plan shall be in effect, the selection and nomination of the "Disinterested" Trustees of the Trust shall be committed to the discretion of the "Disinterested" Trustees then in office.

         9. Any termination or non-continuance of (i) a selected dealer agreement by RPI with a particular broker or (ii) a Rule 12b-1 Agreement with a particular person shall have no effect on similar agreements (i) between other brokers and RPI or (ii) with other persons pursuant to this Plan.

         10. Neither RPI nor RMC is obligated by this Plan to execute a selected dealer agreement with a qualifying broker or a Rule 12b-1 Agreement with a qualifying person, respectively.

         11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 7 hereof.

         12. RMC and/or affiliates and RPI understand and agree that the obligations of the Trust under this Plan are not binding upon any shareholder of the Trust personally, but bind only the Trust and the Trust's property; Reserve Management Company and/or affiliates and Resrv Partners, Inc. represent that they have notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder liability for acts or obligations of the Trust.